For Immediate Release

Date: February 15, 2024

Contact:	Richard J. O’Neil, Jr.
President and Chief Executive Officer

Phone:	617-387-1110
Email:	rjoneil@everettbank.com

ECB Bancorp, Inc. Reports Fourth Quarter Results

EVERETT, MA, February 15, 2024 - ECB Bancorp, Inc. (NASDAQ-ECBK) (the “Company”), the holding company for Everett Co-operative Bank (the “Bank”), a state-chartered co-operative bank headquartered in Everett, Massachusetts, today reported net income of $789,000, or $0.09 per diluted share for the quarter ended December 31, 2023 compared to $975,000, or $0.12 per diluted share for the quarter ended December 31, 2022, a decrease of $186,000 in net income. For the year ended December 31, 2023, the Company reported net income of $4.5 million, or $0.52 per diluted share as compared to net income of $2.7 million, or $0.32 per diluted share for the year ended December 31, 2022, an increase of $1.7 million in net income.

Richard J. O’Neil, Jr., President and Chief Executive Officer, said, "The rapid increases in short term rates combined with the inverted yield curve continued to place pressure on our net interest margin. Despite these headwinds impacting the entire industry we have continued to grow our balance sheet with strong loan growth supported by steady deposit growth. At the close of the 4th quarter our net charge offs were $1,000 for the full year. With the addition of our branch in Woburn, MA we have enhanced our business development and deposit gathering opportunities. Our on-balance sheet and off-balance sheet liquidity levels continued to strengthen as we exercise our orderly and diligent strategic growth strategy. Despite the net interest margin compression, we continued to return capital to our shareholders through our share buyback program."

NET INTEREST AND DIVIDEND INCOME

Net interest and dividend income before provision for credit losses decreased $873,000, or 12.8%, to $5.9 million for the quarter ended December 31, 2023 from $6.8 million for the quarter ended December 31, 2022. This decrease was primarily due to higher cost of funds. The provision for credit losses decreased $1.0 million, or 90.5%, to $108,000 for the quarter ended December 31, 2023 from $1.1 million for the quarter ended December 31, 2022. The decrease in the provision for credit losses was driven by lower loan growth during the quarter ended December 31, 2023 as compared to the quarter ended December 31, 2022. The combination of these items resulted in an increase of $159,000, or 2.8%, in net interest and dividend income after provision for credit losses for the quarter ended December 31, 2023 as compared to the quarter ended December 31, 2022.

Net interest and dividend income before provision for credit losses increased $1.2 million, or 4.9% to $24.8 million for the year ended December 31, 2023 from $23.6 million for the year ended December 31, 2022. This increase was driven by an increase in the average balance of net interest earning assets partially offset by a decrease in the net interest rate spread. The provision for credit losses decreased $2.1 million, or 72.7% to $803,000 for the year ended December 31, 2023 from $2.9 million for the year ended December 31, 2022. The decrease in the provision for credit losses was driven by lower loan growth in the year ended December 31, 2023 as compared to the year ended December 31, 2022. The combination of these items resulted in an increase of $3.3 million, or 15.9%, in net interest and dividend income after provision for credit losses for the year ended December 31, 2023 as compared to the year ended December 31, 2022.

NONINTEREST INCOME

Noninterest income increased $29,000, or 12.5%, to $261,000 for the quarter ended December 31, 2023 from $232,000 for the quarter ended December 31, 2022.

Noninterest income decreased $349,000, or 24.9% to $1.1 million for the year ended December 31, 2023 from $1.4 million for the year ended December 31, 2022. The 2022 results benefited from a $430,000 gain recognized into income from a life insurance policy death benefit in the second quarter of 2022. Additional pressure on noninterest income in 2023 resulted from a decrease of $63,000 in net gain on sales of loans due to a lower number of loans sold.

NONINTEREST EXPENSE

Noninterest expense increased $492,000, or 10.8%, to $5.0 million for the quarter ended December 31, 2023 from $4.5 million for the quarter ended December 31, 2022. Significant changes are as follows:

•
Director compensation increased $98,000, or 93.9%, driven by $83,000 in stock based compensation recorded in the quarter ended December 31, 2023, related to the 2023 Equity Incentive Plan. There were no stock based compensation costs in 2022 related to this plan;

•
Occupancy and equipment expense increased $54,000, or 28.1%, driven by our new Woburn, MA branch office;
•
Data processing costs increased $58,000, or 25.7%, driven by both increased core processor operating costs as well as costs related to our new online account opening platform;
•
Professional fees increased $107,000, or 37.4%, driven by increased costs related to operating as a public company; and
•
FDIC deposit insurance expense increased $118,000, or 190.3%, driven by both increases in assessment rates charged by the FDIC as well as an increase in our asset size.

Noninterest expense increased $447,000, or 2.4%, to $19.1 million for the year ended December 31, 2023 from $18.6 million for the year ended December 31, 2022. Significant changes are as follows:

•
Salaries and employee benefits increased $1.8 million, or 17.6%, driven by additional staffing to support our strategic plan, merit increases, as well as expenses related to the ESOP which did not exist in the first half of 2022 and expenses related to the 2023 Equity Incentive Plan which did not exist in 2022;
•
Director compensation increased $152,000, or 35.4%, driven by $103,000 in stock-based compensation recorded in the year ended December 31, 2023, related to the 2023 Equity Incentive Plan. There were no stock-based compensation costs in 2022 related to this plan;
•
Occupancy and equipment expense increased $188,000, or 25.0%, driven by our new Woburn, MA branch office;
•
FDIC deposit insurance expense increased $568,000, or 252.4%, driven by both increases in assessment rates charged by the FDIC as well as an increase in our asset size;
•
Professional fees increased $509,000, or 60.2%, driven by increased costs related to operating as a public company;
•
Charitable contributions decreased $3.2 million, or 99.5%, driven by a $3.2 million contribution to the Everett Co-operative Bank Charitable Foundation made in the third quarter of 2022 in connection with the Company’s initial public offering; and
•
Other expenses increased $206,000, or 15.7%, driven by increased costs related to operating as a public company.

INCOME TAXES

We recorded a provision for income tax expense of $266,000 for the quarter ended December 31, 2023, compared to a provision for income tax expense of $383,000 for the quarter ended December 31, 2022, reflecting an effective tax rate of 25.2% and 28.2%, respectively. The lower effective tax rate in the 2023 period was driven by a higher non-taxable income from bank-owned life insurance as a percentage of pre-tax income. We recorded a provision for income taxes of $1.5 million for the year ended December 31, 2023, compared to a provision for income taxes of $776,000 for the year ended December 31, 2022, reflecting effective tax rates of 25.5% and 22.2%, respectively. The lower tax rate in 2022 was driven by non-taxable death benefits received on bank-owned life insurance.

BALANCE SHEET

Total assets increased $215.9 million, or 20.3%, from $1.06 billion at December 31, 2022 to $1.28 billion at December 31, 2023.

Total loans increased $155.5 million, or 17.4%, from $893.1 million at December 31, 2022 to $1.05 billion at December 31, 2023.

•
One-to-four family residential real estate loans increased $54.8 million, from $355.4 million at December 31, 2022 to $410.1 million at December 31, 2023;
•
Multi-family real estate loans increased $45.4 million, from $242.0 million at December 31, 2022 to $287.4 million at December 31, 2023; and
•
Commercial real estate loans increased $40.2 million, from $156.2 million at December 31, 2022 to $196.4 million at December 31, 2023.

Cash and cash equivalents increased $56.9 million, or 91.8%, from $62.1 million at December 31, 2022 to $119.0 million at December 31, 2023. The increase in cash and cash equivalents was driven by our focus on maintaining strong levels of liquidity.

Deposits increased $150.1 million, or 20.9%, from $718.1 million at December 31, 2022 to $868.2 million at December 31, 2023.

•
Certificates of deposit increased $178.7 million, or 55.9%, from $319.8 million at December 31, 2022 to $498.5 million at December 31, 2023.
•
Savings accounts decreased $10.5 million, or 7.1%, from $148.4 million at December 31, 2022 to $137.8 million at December 31, 2023.

•
Interest bearing checking accounts decreased $6.8 million, or 23.4%, from $28.9 million at December 31, 2022 to $22.2 million at December 31, 2023.
•
Demand deposit accounts decreased $6.6 million, or 7.7%, from $84.9 million at December 31, 2022 to $78.3 million at December 31, 2023.
•
Money market deposit accounts decreased $4.7 million, or 3.5%, from $136.1 million at December 31, 2022 to $131.4 million at December 31, 2023.

FHLB advances increased $60.0 million, or 34.5%, from $174.0 million at December 31, 2022 to $234.0 million at December 31, 2023.

Total shareholders' equity increased $2.2 million, or 1.3%, to $164.9 million as of December 31, 2023 from $162.7 million as of December 31, 2022. This increase is primarily the result of earnings of $4.5 million partially offset by a $677,000 reduction in retained earnings related to the adoption of CECL and a $2.2 million reduction in additional paid-in capital due to share repurchases.

ASSET QUALITY

Asset quality remains strong. The allowance for credit losses in total and as a percentage of total loans as of December 31, 2023 was $8.6 million and 0.82%, respectively, as compared to $7.2 million and 0.81%, respectively, as of December 31, 2022. For the year ended December 31, 2023 the Company recorded net charge offs of $1,000. For the year ended December 31, 2022 the Company recorded net recoveries of $24,000. Total non-performing assets were $1.2 million, or 0.09% of total assets as of December 31, 2023 and $656,000, or 0.06% of total assets as of December 31, 2022.

Annual Meeting of Stockholders

On February 15, 2024, the Company also announced that its annual meeting of stockholders will be held on June 5, 2024.

Company Profile

ECB Bancorp, Inc. is headquartered in Everett, Massachusetts and is the registered bank holding company for Everett Co-operative Bank. The Bank provides financial services to individuals, families, municipalities and businesses through its three full-service branch offices located in Everett, Lynnfield and Woburn, Massachusetts. The Company's common stock is traded on the NASDAQ Capital Market under the symbol "ECBK." For more information, visit the Company's website at www.everettbank.com.

Forward-looking statements

Certain statements herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, the Company's ability to continue to increase loans and deposit growth, legislative and regulatory changes that adversely affect the businesses in which the Company is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise, except as may be required by law.

ECB Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets

December 31, 2023 (unaudited) and December 31, 2022

(in thousands except share data)

	December 31, 2023	December 31, 2022

ASSETS
Cash and due from banks	$3,786	$3,123
Short-term investments	115,250	58,927
Total cash and cash equivalents	119,036	62,050
Interest-bearing time deposits	—	300
Investments in available-for-sale securities (at fair value)	5,003	5,001
Investments in held-to-maturity securities, at cost (fair values of $70,590 at December 31, 2023 (unaudited) and $69,707 at December 31, 2022)	76,979	77,591
Loans, net of allowance for credit losses of $8,591 as of December 31, 2023 (unaudited) and $7,200 as of December 31, 2022	1,039,789	885,674
Federal Home Loan Bank stock, at cost	9,892	7,293
Premises and equipment, net	3,754	3,698
Accrued interest receivable	3,766	2,632
Deferred tax asset, net	4,767	4,344
Bank-owned life insurance	14,472	14,067
Other assets	2,877	1,812
Total assets	$1,280,335	$1,064,462

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$78,342	$84,903
Interest-bearing	789,872	633,246
Total deposits	868,214	718,149
Federal Home Loan Bank advances	234,000	174,000
Other liabilities	13,220	9,583
Total liabilities	1,115,434	901,732

Shareholders' Equity:
Preferred Stock, par value $0.01; Authorized: 1,000,000 shares; Issued and outstanding: 0 shares and 0 shares, respectively	—	—
Common Stock, par value $0.01; Authorized: 30,000,000 shares; Issued and outstanding: 9,291,810 shares and 9,175,247 shares, respectively	93	92
Additional paid-in capital	87,431	89,286
Retained earnings	83,855	80,076
Accumulated other comprehensive income	128	249
Unallocated common shares held by the Employee Stock Ownership Plan	(6,606)	(6,973)
Total shareholders' equity	164,901	162,730
Total liabilities and shareholders' equity	$1,280,335	$1,064,462

Shareholders' Equity Ratios
Book value per common share	$17.75	$17.74

Regulatory Capital Ratios (Everett Co-operative Bank)
Total capital to risk weighted assets	17.30%	16.40%
Tier 1 capital to risk weighted assets	16.22%	15.49%
Tier 1 capital to average assets	11.31%	13.89%

ECB Bancorp, Inc. and Subsidiary

Consolidated Statements of Income

(unaudited)

(in thousands except share data)

	Three months ended		Year ended
	December 31,		December 31,
	2023	2022	2023	2022
Interest and dividend income:
Interest and fees on loans	$12,969	$8,859	$48,330	$26,954
Interest and dividends on securities	751	466	2,701	1,488
Other interest income	1,178	360	3,745	715
Total interest and dividend income	14,898	9,685	54,776	29,157
Interest expense:
Interest on deposits	6,599	2,234	21,413	4,566
Interest on Federal Home Loan Bank advances	2,360	638	8,573	948
Interest on Federal Funds purchased	-	1	-	1
Total interest expense	8,959	2,873	29,986	5,515
Net interest and dividend income	5,939	6,812	24,790	23,642
Provision for credit losses	108	1,140	803	2,940
Net interest and dividend income after provision for credit losses	5,831	5,672	23,987	20,702
Noninterest income:
Customer service fees	138	120	508	446
Income from bank-owned life insurance	106	97	479	828
Net gain on sales of loans	8	-	21	84
Other income	9	15	44	43
Total noninterest income	261	232	1,052	1,401
Noninterest expense:
Salaries and employee benefits	3,056	2,968	11,679	9,928
Director compensation	202	104	581	429
Occupancy and equipment expense	246	192	941	753
Data processing	284	226	1,093	850
Computer software and licensing fees	69	79	286	259
Advertising and promotions	218	241	794	752
Professional fees	393	286	1,355	846
Federal Deposit Insurance Corporation deposit insurance	180	62	793	225
Charitable contribution	1	7	17	3,256
Other expense	388	380	1,515	1,309
Total noninterest expense	5,037	4,545	19,054	18,607
Income before income tax expense	1,055	1,359	5,985	3,496
Income tax expense	266	383	1,529	776
Net income	$789	$976	$4,456	$2,720
Share data:
Weighted average shares outstanding, basic	8,406,925	8,463,823	8,466,021	8,456,218
Weighted average shares outstanding, diluted	8,433,257	8,463,823	8,523,705	8,456,218
Basic earnings per share	$0.09	$0.12	$0.53	$0.32
Diluted earnings per share	$0.09	$0.12	$0.52	$0.32